EXHIBIT 99.1
ParkOhio Announces Second Quarter 2021 Results

•Revenue of $350 million in Q2 2021
•GAAP EPS loss of $(0.44); Adjusted EPS loss of $(0.33)
•Q2 impacted by the global semiconductor chip shortage affecting automotive demand and by increased raw material, labor and supply chain costs
•2021 EBITDA margin and Free Cash Flow outlook revised

CLEVELAND, OHIO, August 3, 2021 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2021.

SECOND QUARTER CONSOLIDATED RESULTS
Net sales were $350.0 million in the second quarter of 2021 compared to net sales of $228.3 million in the second quarter of 2020. Net loss attributable to ParkOhio common shareholders was $5.3 million, or $0.44 per diluted share, in the second quarter of 2021, compared to a net loss of $16.6 million, or $1.38 per diluted share, in the second quarter of 2020. On an adjusted basis, net loss attributable to ParkOhio common shareholders was $0.33 per diluted share in the 2021 second quarter compared to an adjusted net loss of $1.17 per diluted share in the 2020 second quarter. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
The net loss in the quarter was a direct result of the global semiconductor chip shortage, which impacted sales and production in several of our plants which provide various highly engineered components to the automotive end market. The net sales impact was approximately $24 million and resulted in an estimated impact of $0.55 to our EPS during the quarter. Other significant impacts to our quarterly results were increased raw material, labor and freight costs incurred throughout each business segment.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “The recovery of our business continues to be strong at the revenue line but uneven as it relates to operating profits. Increased costs related to supply chain, labor and materials impacted our business particularly in our automotive segment, Assembly Components. Profit improvement initiatives will continue to take hold during the second half and we expect considerable improvement from the businesses most affected by these challenges and continued momentum from Supply Technologies and Engineered Products.”
SECOND QUARTER SEGMENT RESULTS

In Supply Technologies, net sales were $155.0 million, up 64% year-over-year driven by strong customer demand in the majority of our end markets, including power sports, heavy-duty truck, agricultural and industrial equipment. Operating income
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in this segment increased by $9.9 million in the second quarter of 2021 compared to the second quarter a year ago, and operating margins increased by 630 basis points, both driven by higher sales levels. On a sequential basis compared to the first quarter of 2021, net sales were down slightly due to lower demand in our heavy-duty truck end market caused by a labor strike at a major truck assembly plant. Despite the sales impact caused by the labor strike, the demand in most of our other end markets continued to be strong, including the civilian aerospace market, where sales increased 45% compared to the first quarter of 2021. Operating income was down $2.0 million quarter-over-quarter, driven by lower sales, higher freight costs caused by global supply chain constraints and the profit impact caused by the global semiconductor chip shortage in our fastener manufacturing business.

In Assembly Components, net sales were $109.5 million compared to $54.9 million the same quarter a year ago, and operating loss decreased from $14.6 million in the 2020 quarter to an operating loss of $6.1 million in the 2021 quarter. On a sequential basis compared to the first quarter of 2021, net sales were down 13%, driven by the impact of the global semiconductor chip shortage. The operating loss in the second quarter of 2021 was due to the impact of lower sales caused by the global semiconductor chip shortage; higher raw material costs; and operational inefficiencies driven by labor shortages, including higher temporary labor costs. In addition, we incurred charges of $0.8 million in connection with our plant closure and consolidation activities. The global semiconductor chip shortage is expected to continue, and although it is difficult to project its full extent and duration, we estimate that the sales impact in the third quarter will be approximately $15 million based on current customer shut-down schedules.

In Engineered Products, net sales were $85.5 million, up 8% compared to $79.0 million in last year's second quarter. The increase was driven by improved results in our capital equipment business, in which net sales were up 17% in the second quarter of 2021 compared to a year ago as customer demand continues to recover from the pandemic lows in 2020. On a sequential basis compared to the first quarter of 2021, operating income in our capital equipment group improved significantly during the quarter as a result of increased sales levels. This improvement was offset by lower sales and profitability in our forged and machined products group, which continues to be affected by the slow recovery in certain key end markets, most notably in our aerospace, oil and gas, steel and rail end markets. We incurred an operating loss of $0.7 million in the 2021 quarter compared to a loss of $0.8 million in last year’s second quarter. The loss in 2021 was driven by manufacturing under-absorption of fixed costs at certain plants and $0.6 million of charges related to plant closure and consolidation. In our capital equipment business, bookings of new orders continued to improve throughout the second quarter, increasing 13% over first quarter 2021 levels, and year-to-date new order levels have increased 65% compared to the second half of 2020. As a result, we expect a positive impact on sales and operating income levels in the second half of this year in this segment.
YEAR-TO-DATE CONSOLIDATED RESULTS

Net sales were $709.6 million in the first six months of 2021 compared to net sales of $594.6 million in the 2020 period. Net income attributable to ParkOhio common shareholders was $0.2 million, or $0.02 per diluted share, in the first six months of 2021, compared to a net loss of $15.4 million, or $1.27 per diluted share, in the first six months of 2020. On an adjusted basis, net income attributable to ParkOhio common shareholders was $0.20 per diluted share in the 2021 period compared to a net loss of $1.03 per diluted share in the 2020 period. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.

During the first six months of 2021, net working capital increased $37.7 million, due primarily to increased inventory levels as a result of increased customer demand, elongated supplier lead times and increased raw material prices. EBITDA as defined was $39.6 million in the 2021 period compared to $21.3 million in the 2020 second quarter. Please refer to the table that follows for a reconciliation of net income to EBITDA as defined.

UPDATED FULL YEAR 2021 OUTLOOK

For the year ending December 31, 2021, we continue to expect organic sales growth to be within our previously announced range of 8% to 12% and total capital expenditures to be within our previously announced range of $28 million to $32 million. However, we now expect EBITDA as defined margins to improve 100 to 150 basis points over the 2020 EBITDA as defined margin of 5.6%, representing a decrease compared to our previous outlook of a 150 to 200 basis point improvement. This decreased EBITDA margin outlook is driven primarily by the negative impacts of the global semiconductor chip shortage, and higher raw material, labor and supply chain costs. And finally, due primarily to the investments in working capital required in our businesses during 2021, we now expect to utilize cash of up to $15 million in 2021 for free cash flow purposes. Please refer to table that follows for a reconciliation of net cash provided by operating activities to free cash flow.

CONFERENCE CALL

A conference call reviewing ParkOhio’s second quarter 2021 results will be broadcast live over the Internet on Wednesday, August 4, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity, including, without limitation, supply chain issues such as the global semiconductor chip shortage and logistic issues; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions, except per share data)
Net sales	$350.0	$228.3	$709.6	$594.6
Cost of sales	310.1	214.1	617.7	526.5
Gross profit	39.9	14.2	91.9	68.1
Selling, general and administrative expenses	43.3	35.1	83.0	76.0
Operating (loss) income	(3.4)	(20.9)	8.9	(7.9)
Other components of pension income and other postretirement benefits expense, net	2.5	1.8	4.9	3.6
Interest expense, net	(7.4)	(7.5)	(14.8)	(15.5)
Loss before income taxes	(8.3)	(26.6)	(1.0)	(19.8)
Income tax benefit	2.8	9.6	0.9	4.1
Net loss	(5.5)	(17.0)	(0.1)	(15.7)
Net loss attributable to noncontrolling interests	0.2	0.4	0.3	0.3
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(5.3)	$(16.6)	$0.2	$(15.4)

(Loss) income per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$(0.44)	$(1.38)	$0.02	$(1.27)
Diluted	$(0.44)	$(1.38)	$0.02	$(1.27)
Weighted-average shares used to compute (loss) income per share:
Basic	12.0	12.1	12.0	12.2
Diluted	12.0	12.1	12.3	12.2

Dividends per common share	$0.125	$—	$0.250	$0.125

Other financial data:
EBITDA as defined	$12.3	$(4.2)	$39.6	$21.3

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted (loss) income is a non-GAAP financial measure that the Company is providing in this press release. Adjusted (loss) income is net loss calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted (loss) income to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted (loss) income is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net loss calculated in accordance with GAAP. Adjusted (loss) income herein may not be comparable to similarly titled measures of other companies. The following table reconciles net loss to adjusted (loss) income:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(5.3)	$(0.44)	$(16.6)	$(1.38)	$0.2	$0.02	$(15.4)	$(1.27)
Adjustments:
Plant closure and consolidation, severance and related costs	1.4	0.11	3.3	0.27	2.7	0.21	3.7	0.30
Acquisition related expenses and other	0.4	0.03	—	—	0.4	0.03	0.1	0.01
Tax effect of above adjustments	(0.5)	(0.03)	(0.8)	(0.06)	(0.8)	(0.06)	(0.9)	(0.07)
Adjusted (loss) income	$(4.0)	$(0.33)	$(14.1)	$(1.17)	$2.5	$0.20	$(12.5)	$(1.03)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA as defined reflects net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net (loss) income or cash flow information calculated in accordance with GAAP. EBITDA as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net (loss) income to EBITDA as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions)
Net (loss) income attributable to Park-Ohio Holdings Corp. common shareholders	$(5.3)	$(16.6)	$0.2	$(15.4)
Add back:
Interest expense, net	7.4	7.5	14.8	15.5
Income tax benefit	(2.8)	(9.6)	(0.9)	(4.1)
Depreciation and amortization	9.7	8.9	19.3	17.8
Stock-based compensation expense	1.4	1.3	3.0	2.7
Plant closure and consolidation, severance and related costs	1.4	3.3	2.7	3.7
Acquisition related expenses	0.4	—	0.4	—
Other	0.1	1.0	0.1	1.1
EBITDA as defined	$12.3	$(4.2)	$39.6	$21.3

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2021	December 31, 2020
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$55.3	$55.0
Accounts receivable, net	243.9	248.1
Inventories, net	364.1	310.9
Prepaid and other current assets	89.8	92.4
Total current assets	753.1	706.4
Property, plant and equipment, net	235.6	236.6
Operating lease right-of-use assets	64.4	68.6
Goodwill	113.3	110.9
Intangible assets, net	85.6	86.8
Other long-term assets	95.3	91.2
Total assets	$1,347.3	$1,300.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$178.1	$166.7
Current portion of long-term debt and short-term debt	8.3	11.6
Current portion of operating lease liabilities	13.0	12.9
Accrued expenses and other	116.4	115.9
Total current liabilities	315.8	307.1
Long-term liabilities, less current portion:
Long-term debt	570.2	517.8
Long-term operating lease liabilities	51.9	56.7
Other long-term liabilities	56.2	61.0
Total long-term liabilities	678.3	635.5
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	340.9	344.2
Noncontrolling interests	12.3	13.7
Total equity	353.2	357.9
Total liabilities and shareholders' equity	$1,347.3	$1,300.5

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2021	2020
	(In millions)
OPERATING ACTIVITIES
Net loss	$(0.1)	$(15.7)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	19.3	17.8
Stock-based compensation expense	3.0	2.7
Changes in operating assets and liabilities:
Accounts receivable	4.9	62.1
Inventories	(50.5)	7.9
Prepaid and other current assets	(3.8)	(6.5)
Accounts payable and accrued expenses	9.2	(57.2)
Other	(5.3)	(1.6)
Net cash (used) provided by operating activities	(23.3)	9.5
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14.4)	(9.4)
Business acquisition, net of cash acquired	(5.4)	—
Proceeds from sale of an asset	—	1.4
Net cash used by investing activities	(19.8)	(8.0)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	55.0	8.7
Payments on other debt	(4.5)	(6.7)
Proceeds from other debt	1.8	1.9
Payments on finance lease facilities, net	(3.3)	(0.6)
Dividends	(3.1)	(1.6)
Purchases of treasury shares	—	(5.3)
Payments of withholding taxes on share awards	(2.2)	(0.7)
Net cash provided (used) by financing activities	43.7	(4.3)
Effect of exchange rate changes on cash	(0.3)	(1.3)
Increase (decrease) in cash and cash equivalents	0.3	(4.1)
Cash and cash equivalents at beginning of period	55.0	56.0
Cash and cash equivalents at end of period	$55.3	$51.9
Interest paid	$14.3	$14.8
Income taxes paid	$6.4	$1.2

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions)
Net sales:
Supply Technologies	$155.0	$94.4	$312.7	$235.2
Assembly Components	109.5	54.9	235.5	183.1
Engineered Products	85.5	79.0	161.4	176.3
	$350.0	$228.3	$709.6	$594.6
Segment operating income (loss):
Supply Technologies	$10.2	$0.3	$22.5	$9.5
Assembly Components	(6.1)	(14.6)	0.3	(8.3)
Engineered Products	(0.7)	(0.8)	(1.9)	3.0
Total segment operating income (loss)	3.4	(15.1)	20.9	4.2
Corporate costs	(6.8)	(5.8)	(12.0)	(12.1)
Operating (loss) income	(3.4)	(20.9)	8.9	(7.9)
Other components of pension income and other postretirement benefits expense, net	2.5	1.8	4.9	3.6
Interest expense, net	(7.4)	(7.5)	(14.8)	(15.5)
Loss before income taxes	$(8.3)	$(26.6)	$(1.0)	$(19.8)

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. Free cash flow is calculated as net cash provided by operating activities minus purchases of property, plant and equipment. The Company presents this non-GAAP financial measure because management uses free cash flow to assess the Company's performance and allocate its capital for various purposes. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, cash flow calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following table reconciles net cash provided by operating activities to free cash flow:

	Full Year Forecast
	(In millions)
	Low	High
Net cash provided by operating activities	$17.0	$28.0
Purchases of property, plant and equipment	(32.0)	(28.0)
Free cash flow	$(15.0)	$—